Exhibit 99.1

UNDERWRITING AGREEMENT

April 6, 2010

Kimco North Trust III

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Attention:

Glenn G. Cohen

Vice President - Treasurer

Dear Sirs/Mesdames:

Re: Offering of Notes

The undersigned, RBC Dominion Securities Inc. (“RBC DS”), Scotia Capital Inc. (“Scotia Capital”) and CIBC World Markets Inc. (collectively, the “Underwriters” and each individually, an “Underwriter”) understand that Kimco North Trust III (the “Trust”), a trust benefiting Kimco Realty Corporation (“Kimco”), intends to create, issue and sell $150,000,000 principal amount of 5.99% Series 3 Notes due April 13, 2018 (the “Notes”) on the terms set out in Schedule A (the “Term Sheet”).  The Notes will be direct, unsubordinated unsecured obligations and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of the Trust.  The Notes are to be issued pursuant to an indenture (the “Note Indenture”) dated April 21, 2005, as amended by a First Supplemental Indenture dated June 2, 2006, a Second Supplemental Indenture dated August 16, 2006 and a Third Supplemental Indenture to be dated as of the Closing Time, between the Trust and BNY Trust Company of Canada, as trustee (the “Trustee”), as the same may be further amended or supplemented, including pursuant to the Note Indenture Supplement (defined below).

Kimco has provided a full and unconditional guarantee pursuant to that certain guarantee dated April 21, 2005 (the “Guarantee”) of the obligations of the Trust under the Note Indenture and all notes issued thereunder, including for greater certainty, the Notes.  The Guarantee is a direct, unsubordinated unsecured obligation of Kimco and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of Kimco, including under the Kimco Indenture (as hereinafter defined).

Subject to the terms and conditions herein set forth, the Underwriters severally, and not jointly and severally, in the respective percentages set out in Section 16, offer to purchase, on a “bought deal” basis from the Trust at the Closing Time (as hereinafter defined), and, by its acceptance hereof, the Trust agrees to issue and sell at such time to the Underwriters, all but not less than all of the Notes in consideration for the Purchase Price (as hereinafter defined) plus accrued interest, if any, from April 13, 2010 to the date of delivery of the Notes.

In consideration of the agreement of the Underwriters to purchase the Notes hereunder and of the services rendered and to be rendered by the Underwriters in connection with the Offering (as hereinafter defined), including providing such financial advisory services relating to the Offering as the Trust and the Underwriters agree are appropriate in the circumstances, the Trust agrees to pay to RBC DS or as it may direct, on behalf of the Underwriters, a fee of 0.70% of the aggregate principal amount of Notes sold to Purchasers (the “Underwriters’ Fee”).  The Underwriters’ Fee will be paid to RBC DS, Scotia Capital and CIBC World Markets Inc. based on the percentages in Section 16 at the Closing Time (as hereinafter defined).

The following are the additional terms and conditions of this Agreement between the Trust and the Underwriters:

1.

Definitions

Where used in this Agreement, the following terms shall have the following meanings:

“this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the agreement of the parties set forth herein and not to any particular section or other portion of this Agreement;

“Applicable Laws” means any requirements under or prescribed by any federal, provincial or municipal laws, court orders or judgments, orders-in-council, by-laws, and, so long as governmental, any codes, orders, rules, policies, regulations or statutes affecting, applicable to or otherwise relating to the Notes, the Underwriters, the offering, the Trust or Kimco;

“Business Day” means a day other than Saturday, Sunday or a statutory holiday in the city of Toronto, Province of Ontario or the city of Montreal, Province of Quebec;

“CDS” means CDS Clearing and Depository Services Inc. and its successors;

“Closing Date” means April 13, 2010 or such later date as may be agreed to by the Trust and the Underwriters;

“Closing Time” means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as may be agreed to by the Trust and the Underwriters;

“Dealer” means a dealer as defined in Section 2(a)(12) of the U.S. Securities Act;

“Distribution” means a distribution of the Notes for the purposes of the Securities Laws or any of them;

“Distribution Compliance Period” means the 40 day period that begins on the later of: (i) the date the Notes and the Guarantee are first offered to persons other than Distributors in reliance on Regulation S or (ii) the Closing Date, except that all offers and sales by a Distributor of an unsold allotment or subscription of Notes shall be deemed to be made during the Distribution Compliance Period;

“Distributor” means any underwriter, Dealer, or other person who participates, pursuant to a contractual arrangement, in the distribution of the Notes and the Guarantee offered or sold in reliance on Regulation S;

“Documents” means this Agreement, the Note Indenture and the Note Indenture Supplement;

“Engagement” has the meaning attributed thereto in Section 13;

“Global Certificate” means the global certificate representing the Notes;

“Guarantee” has the meaning attributed thereto on the first page of this Agreement;

“Investor Presentation” means the investor presentation describing the business and affairs of Kimco dated April 6, 2010 prepared in respect of the issue and sale of the Notes and attached as Schedule “A” to the Term Sheet;

“Kimco” has the meaning attributed thereto on the first page of this Agreement;

“Kimco Indemnified Party” has the meaning attributed thereto in Section 14(a);

“Kimco Indemnifiers” has the meaning attributed thereto in Section 13;

“Kimco Indenture” means the Indenture between Kimco and The Bank of New York (as successor by merger to IBJ Schroder Bank & Trust Company) dated September 1, 1993, as supplemented on August 4, 1994, April 7, 1995, June 2, 2006, April 26, 2007 and September 24, 2009;

“Liabilities” has the meaning attributed thereto in Section 13(a);

“Material Adverse Effect” means a material adverse change in or effect on the business, operations, property, assets, liabilities, financial position, operating results, business prospects or condition (financial or otherwise) of Kimco which, could reasonably be expected to materially and adversely affect (a) the ability of Kimco or the Trust to perform any of its obligations under this Agreement, the Note Indenture, the Notes or the Guarantee or (b) the validity or enforceability of this Agreement, the Note Indenture, the Notes, the Guarantee or of the rights and remedies of the Underwriters under this Agreement or of the Trustee or the Noteholders under the Note Indenture or the Notes;

“material change” has the meaning attributed thereto under the Securities Laws;

“material fact” has the meaning attributed thereto under the Securities Laws;

“Misrepresentation” has the meaning attributed thereto under the Securities Laws;

“Notes” has the meaning attributed thereto on the first page of this Agreement;

“Note Indenture” has the meaning attributed thereto on the first page of this Agreement;

“Note Indenture Supplement” means the supplement to the Note Indenture providing for the creation and issue of the Notes;

“Offering” means the offering of Notes pursuant to this Agreement;

“Purchasers” has the meaning attributed thereto in Section 2;

“Purchase Price” means 100% of the principal amount of the Notes;

“Qualifying Jurisdictions” means each of the provinces of Canada;

“Securities Commissions” means, collectively, the securities commission or similar securities regulatory authority in each of the Qualifying Jurisdictions;

“Securities Laws” means the applicable securities laws of the Qualifying Jurisdictions and the respective regulations and rules made thereunder together with all applicable policy statements, instruments, notices, interpretation notes and blanket orders and rulings of the Securities Commissions;

“Term Sheet” has the meaning attributed thereto on the first page of this Agreement;

“Trust” has the meaning attributed thereto on the first page of this Agreement;

“Trustee” means BNY Trust Company of Canada;

“Underwriters’ Fee” means the fee to be paid to the Underwriters under this Agreement, set out on the second page of this Agreement, exclusive of applicable taxes;

“Underwriter Indemnified Party” has the meaning attributed thereto in Section 13; and

“Underwriter Indemnifiers” has the meaning attributed thereto in Section 14.

2.

Nature of Transaction

(a)

The Trust understands that the Underwriters are obligated hereunder as purchasers of the Notes and that, subsequent to such purchase, the Underwriters will endeavour to arrange to resell the Notes.

(b)

The Offering and sale of the Notes by the Underwriters is to be effected in a manner exempt from any prospectus filing or delivery requirements under the Securities Laws of the Qualifying Jurisdictions, without the necessity of obtaining any order or ruling of any Securities Commission or similar regulatory authorities outside the Qualifying Jurisdictions.

(c)

The Underwriters may not solicit offers to purchase or sell Notes outside of the Qualifying Jurisdictions unless such solicitation is made in accordance with Applicable Laws, and will not solicit offers to purchase or sell Notes so as to require the filing of a prospectus or any other document (other than Form 45-106F1 pursuant to National Instrument 45-106 or any equivalent form in any Offering Jurisdiction) or the registration of any person as a broker or investment dealer other than existing registrations of the Underwriters or their respective affiliates, with respect to the Distribution of Notes under the Applicable Laws of any jurisdiction.

(d)

The Underwriters understand that the Notes and the Guarantee have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person" as such terms are defined in Rule 902 of Regulation S under such act.  Without limiting the generality of the foregoing, the Underwriters covenant and agree that all offers and sales of the Notes and the Guarantee will be made only in accordance with the provisions of Rule 903 of Regulation S. Accordingly, the Underwriters agree that no offer of the Notes or the Guarantee will at any time be made to a person within the United States or to, or for the account or benefit of a U.S. Person and, at the time each buy order for the Notes or the Guarantee is originated, the buyer will be outside the United States or the Underwriters or any person acting on their behalf reasonably believe that the buyer is outside the United States and is not, and is not acting for the account or benefit of, a U.S. person.  Furthermore, neither the Trust, Kimco, the Underwriters nor any of their respective Affiliates, any Distributor or any person acting on behalf of any of them, has engaged or shall engage in directed selling efforts (as such term is defined in Section 902(c) of Regulation S) with respect to the Notes or the Guarantee. In addition:

(i)

each Underwriter shall send to each Distributor, Dealer or other person receiving a selling concession, fee or other remuneration to which it sells any Notes prior to the expiration of the Distribution Compliance Period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes and the Guarantee in the United States or to or for the account or benefit of U.S. persons in compliance with Rule 903(b)(2)(iii) of Regulation S;

(ii)

none of the Trust, Kimco or any of their respective Affiliates or any persons acting on its or their behalf (other than the Underwriters, their Affiliates and any person acting on their behalf, as to whom no representation is made) has offered or sold, or will offer or sell, any of the Notes or the Guarantee in the United States or to, or for the account or benefit of, U.S. persons;

(iii)

none of the Trust, Kimco, their respective Affiliates or any person acting on its or their behalf (other than the Underwriters, their Affiliates and any person acting on their behalf, as to whom no representation is made) has taken or will take any action that would cause the exclusion from the registration requirements of the U.S. Securities Act set forth in Rule 903 of Regulation S to become unavailable with respect to the offer and sale of the Notes and the Guarantee as contemplated in this Agreement; and

(iv)

for the purposes of this subsection 2(d), “Affiliate” means an “affiliate” as defined in Rule 405 under the U.S. Securities Act.

(e)

Any reference in this Agreement to a “Purchaser” or the “Purchasers” shall be taken to be a reference to the Underwriters and to any such ultimate purchasers, provided that nothing in this sentence shall affect the obligation of the Underwriters, subject to the terms and conditions hereof, to purchase all of the Notes.

(f)

The Underwriters shall conduct their activities in connection with the Offering in compliance with all applicable laws and regulatory requirements, including the Securities Laws, and, without limiting the foregoing, the Underwriters represent, warrant and covenant that:

(i)

all solicitation, offering and other selling efforts carried out by them in connection with the Offering have been and will be made in accordance with the provisions of the applicable exemptions from the prospectus registration requirements in a manner such that no prospectus need be filed or delivered by the Trust in connection therewith;

(ii)

no advertising of the Notes has been or will be made by it in any media whatsoever (except as may be permitted under the Securities Laws); and

(iii)

no registration by the Trust or Kimco as a broker or investment dealer will be required.

(g)

The Trust shall, following the Closing Time, file or cause to be filed all information and forms required under Securities Laws to be supplied or filed by it in connection with the offering of the Notes.

(h)

The Underwriters shall provide an Internal Revenue Service Form W-8BEN and the instructions of the Trust regarding the return of such forms to each Purchaser and shall use commercially reasonable efforts to contact each Purchaser regarding the return of such form.

(i)

The Underwriters shall provide to each Purchaser of the Notes to whom they have provided copies of the Term Sheet and Investor Presentation with each of the Form 10-K of Kimco for the year ended December 31, 2009 and Form 8-K of Kimco dated March 15, 2010, each attached as an exhibit to the Investor Presentation and forming a part thereof.

3.

Creation and Issue of Notes

(a)

The Trust shall duly and validly create, authorize and issue the Notes.  The Notes shall be created and issued under the Note Indenture pursuant to the Note Indenture Supplement, and shall be dated as of the date of delivery of the Notes.

(b)

The Note Indenture Supplement and all other documentation establishing the attributes of the Notes, including the Investor Presentation, shall be satisfactory in all material respects to the Underwriters and to Underwriters' counsel, acting reasonably.

4.

Delivery by the Trust

The Trust shall deliver to the Underwriters and to Underwriters' counsel, upon request, copies of any documents required to be signed and filed by the Trust under any Securities Laws in connection with the offering of the Notes, which shall be completed in form and substance as required by such Securities Laws.  The execution and delivery of this Agreement by the Trust and Kimco shall constitute each of the Trust’s and Kimco’s consent to the Underwriters' use of the Investor Presentation and the Term Sheet in connection with the offering of the Notes in accordance with the provisions of this Agreement.

5.

Material Change During Distribution

During the period ending on the earlier of (i) the termination of the Distribution of the Notes and (ii) 15 days following the Closing Date, the Trust and Kimco shall promptly notify the Underwriters in writing of the full particulars of:

(a)

any Material Adverse Effect including any other material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, financial condition, affairs, prospects, operations, assets, liabilities (absolute, accrued, contingent or otherwise) or capital of the Trust or Kimco;

(b)

any change in any material fact contained in the Investor Presentation which change is or may be of such a nature as to result in a Misrepresentation therein;

(c)

any material fact which arises subsequent to the date of any Investor Presentation which would have been required to have been stated in the Investor Presentation in order to avoid a Misrepresentation had such material fact been known on or prior to the date thereof; and

(d)

any order of any securities commission limiting, preventing or suspending the use of the Investor Presentation or limiting, preventing or suspending the offering of the Notes.

The Trust and Kimco shall allow the Underwriters to conduct all due diligence investigations and examinations which the Underwriters may reasonably consider necessary or desirable in connection with the foregoing.

The Trust shall not file or distribute any documents relating to the offering of the Notes without first obtaining from the Underwriters the approval of the Underwriters (which shall not be unreasonably withheld or delayed), after consultation with the Underwriters with respect to the form and content thereof.  The Trust and Kimco shall in good faith discuss with the Underwriters any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section 5.

6.

Offering Documents

(a)

Each of the Trust and Kimco represents and warrants to each Underwriter and Purchaser that, as of the date of the Investor Presentation, all of the information and statements contained therein were true, accurate and correct in all material respects and contained no Misrepresentations.

(b)

The delivery by the Trust and Kimco to the Underwriters of any amendment to the Investor Presentation shall constitute the Trust’s and Kimco’s representation and warranty to the Underwriters and the Purchasers that, at the time of such delivery all of the information and statements contained therein are true and correct in all material respects and contain no Misrepresentations.

7.

Representations and Warranties of the Trust

The Trust represents and warrants to the Underwriters that:

(a)

each of this Agreement, the Note Indenture, the Note Indenture Supplement and the Guarantee  has been duly executed and delivered by the Trust and/or Kimco, as the case may be, and is a legal, valid and binding contract of the Trust and/or Kimco, as the case may be, enforceable against each in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)

the Trust is a trust that has been duly created under the laws of New York and the trustee of the Trust has the power and capacity to execute and deliver this Agreement, the Note Indenture and the Notes, and to observe and perform its covenants and obligations thereunder, in each case as trustee of the Trust, and the completion of the transactions contemplated therein have been duly approved by the trustee of the Trust;

(c)

Kimco is a valid and subsisting company, has or had, as the case may be, the necessary corporate power and authority to execute and deliver the Indenture and the Guarantee, and to observe and perform its covenants and obligations thereunder and has taken all necessary corporate action in respect thereof;

(d)

the execution and delivery of, and the performance of and compliance with the terms of this Agreement, the Note Indenture, the Note Indenture Supplement, the Guarantee and the Notes by the Trust do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the governing documents of the Trust;

(e)

the execution and delivery of, and the performance of and compliance with the terms of the Note Indenture and the Guarantee by Kimco do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of its articles, by-laws or resolutions of the Board of Directors of Kimco;

(f)

the Trust is in compliance with all covenants under, and no default on the part of the Trust exists under, any indenture, agreement or instrument by which the Trust is bound, except to the extent that all instances of such non-compliance therewith or default thereunder would not in the aggregate have a Material Adverse Effect on the Trust;

(g)

the Notes, the Note Indenture and the Note Indenture Supplement conform in all material respects to the respective statements relating thereto contained in the Term Sheet;

(h)

the Distribution of the Notes to the Underwriters at the Closing Time will be exempt from the registration and prospectus requirements under applicable Securities Laws, and no prospectus or other document will be required to be filed, any proceeding taken or any approval, permit, consent or authorization obtained under the Securities Laws to permit any such Distribution; however, the Trust will be required to file within the prescribed time periods for doing so, any required reports of such Distributions and the payment by the Trust of applicable fees related thereto as well as the Investor Presentation;

(i)

the Trustee has been duly appointed as trustee under the Note Indenture and as registrar and transfer agent for the Notes at its principal transfer office in the City of Toronto;

(j)

the form of the certificates representing the Notes have been duly approved by the Trust and comply with the provisions of the laws of its jurisdiction of incorporation;

(k)

the Offering has not been accompanied by an advertisement by the Trust or Kimco, and no selling or promotional expenses have been paid or incurred by the Trust or Kimco in connection with the Offering except for professional services or for services performed by a registered dealer; and

(l)

to the knowledge of the Trust, there are no legal or administrative actions or proceedings pending in the Provinces of Québec or Ontario or in the United States to which the Trust or Kimco is a party, that seek to restrain, enjoin or otherwise challenge the transactions contemplated by this Agreement and no regulatory authority of any of the provinces in Canada into which the Notes are being sold has issued any order preventing or suspending the use of the Investor Presentation or the offering or the sale of the Notes.

8.

Representations and Warranties of Kimco

Kimco hereby represents and warrants to the Underwriters (and acknowledges that the Underwriters are relying upon these representations and warranties in connection with the purchase of the Notes) that:

(a)

Each of this Agreement, the Note Indenture and the Guarantee has been duly executed and delivered by Kimco and is a legal, valid and binding contract of Kimco enforceable against it in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)

Kimco is a valid and subsisting company, has the necessary corporate power and authority to execute and deliver the Note Indenture and the Guarantee and to observe and perform its covenants and obligations thereunder and has taken all necessary corporate action in respect thereof;

(c)

Kimco is in compliance with all covenants under, and no default on the part of the Kimco exists under, any indenture, agreement or instrument by which Kimco is bound, including, without limitation, the Kimco Indenture, except to the extent that all instances of such non-compliance therewith or default thereunder would not in the aggregate have a Material Adverse Effect on Kimco;

(d)

the execution and delivery of, and the performance of and compliance with the terms of the Note Indenture and the Guarantee by Kimco do not and will not result in any breach of, or consider a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of its articles, by-laws or resolutions of the board of directors of Kimco;

(e)

since December 31, 2009, except as disclosed in Kimco’s Information Record (as defined below):

(i)

there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Kimco and its subsidiaries, on a consolidated basis;

(ii)

there has not been any material change in the capital stock or long-term debt of Kimco and its subsidiaries, on a consolidated basis; and

(iii)

Kimco and its subsidiaries have carried on their respective businesses in the ordinary course;

(f)

the audited consolidated financial statements of Kimco for the fiscal year ended December 31, 2009 present fairly, in all material respects, the financial condition of Kimco and its subsidiaries, on a consolidated basis, for the periods then ended;

(g)

the information and statements set forth in Kimco’s Information Record were accurate in all material respects and did not contain any misrepresentation as of the date of such information or statement; and

(h)

to the knowledge of Kimco, there are no legal or administrative actions or proceedings pending in the Provinces of Québec or Ontario or in the United States to which the Trust or Kimco is a party, that seek to restrain, enjoin or otherwise challenge the transactions contemplated by this Agreement and no regulatory authority of the Province of Québec or Ontario has issued any order preventing or suspending the use of the Investor Presentation or the offering or the sale of the Notes.

In this Section 8, “Kimco’s Information Record” means all information contained in any press release, current report, financial statements or other document publicly filed after December 31, 2009 of Kimco including the 10-K and the management discussion and analysis for the year ended December 31, 2009 in relation to the financial statements presented in accordance with US GAAP.

9.

Representations and Warranties of Underwriters

Each Underwriter hereby severally (and not jointly and severally) represents and warrants in favour of the Trust and Kimco that:

(a)

this Agreement has been duly executed and delivered by it and is a legal, valid and binding contract of it, enforceable against it in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)

it is duly registered as a dealer in each of the Qualifying Jurisdictions in which Notes are to be sold in which such registration is required;

(c)

it shall deliver to the Trust or the Trust's counsel any documents required to be filed by Underwriters under applicable Securities Laws in connection with the transactions contemplated by this Agreement, all of which shall be completed in form and substance as required by applicable Securities Laws; and

(d)

it is purchasing the Notes pursuant to an exemption from the prospectus requirements of applicable Canadian provincial securities laws and that the Note may not be resold by the Underwriters in Canada or to Canadian residents except pursuant to an exemption from the prospectus requirements or applicable Securities Laws.

10.

Closing Conditions

The Underwriters’ obligations under this Agreement are conditional upon the following:

(a)

the representations and warranties of the Trust and Kimco contained herein shall be true and correct as at the Closing Time with the same force and effect as if made at the Closing Time after giving effect to the transactions contemplated hereby and the Trust and Kimco shall have complied with all the covenants and shall have satisfied all the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time other than those which may have been waived by the Underwriters;

(b)

the Trust and Kimco shall have delivered to the Underwriters at the Closing Time a certificate of the Trust dated the Closing Date, addressed to the Underwriters and signed by two senior officers of the Trust or Kimco, as applicable, acceptable to the Underwriters, acting reasonably, in form and substance satisfactory to the Underwriters and Underwriters’ counsel, acting reasonably, certifying for and on behalf each of the Trust and Kimco that:

(i)

all of the representations and warranties of the Trust and Kimco contained herein are true and correct as at the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(ii)

the Trust and Kimco have complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time other than those which may have been waived by the Underwriters;

(iii)

except as disclosed in this Agreement, there has been no material change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Trust or Kimco or capital of the Trust or Kimco since December 31, 2009; and

(iv)

no order to cease or suspend trading of any securities of the Trust or Kimco has been issued by any Securities Commission or other regulatory authority and is continuing in effect, and no proceedings for such purpose have been instituted and are continuing or are pending or, to the knowledge of such officers, contemplated or threatened;

(c)

the Trust and Kimco shall have delivered to the Underwriters at the Closing Time a legal opinion or opinions of the Trust’s and Kimco’s counsel dated the Closing Date and addressed to the Underwriters and Underwriters’ counsel (the benefit of which may be provided to Purchasers), in form and substance satisfactory to the Underwriters and Underwriters’ counsel, acting reasonably, with respect to such matters as the Underwriters and Underwriters’ counsel may reasonably request relating to the sale of the Notes to the Underwriters; in connection with such opinion, counsel may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to them and as to matters of fact on certificates of officers of the Trust, Kimco the Trustee and others;

(d)

at Closing Time, the Notes shall be rated at least BBB+  by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and Baa1 by Moody’s Investors Service Inc., and the Trust shall have delivered to the Underwriters a letter dated as of the Closing Time, satisfactory to the Underwriters and their counsel, from each such rating agency, or other evidence satisfactory to the Underwriters and its counsel, acting reasonably, confirming that the Notes have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading of any such rating, and neither of the above-noted ratings organizations shall have publicly announced that it has under surveillance or review its rating of the Notes;

(e)

no order, ruling or determination having the effect of ceasing the trading or suspending the issuance or sale of the Notes or any other securities of the Trust shall have been issued by any Securities Commission or other regulatory authority, and no proceedings for such order, ruling or determination shall have been instituted or shall be contemplated or threatened;

(f)

all conditions precedent provided for in the Note Indenture relating to the creation, issuance, certification and delivery of the Notes shall have been satisfied and no event of default, or event which, with notice or lapse of time or both, would constitute an event of default, shall have occurred and be continuing;

(g)

no event of default, or event which, with notice or lapse of time or both, would constitute an event of default, shall have occurred and be continuing under the Kimco Indenture;

(h)

there shall have been delivered to the Underwriters evidence that the Trust has met all requirements of CDS necessary to make use of the book entry system (it being understood that the Trust shall obtain a CUSIP number for the Notes and complete all applicable forms to be entered into by the Trust in connection with the offering of the Notes); and

(i)

the Underwriters will have received a “long-form” comfort letter or “agreed upon procedures” letter dated the Closing Date, in form and substance satisfactory to the Underwriters, acting reasonably, addressed to the Underwriters from the auditors of Kimco, PricewaterhouseCoopers LLP, and based on agreed upon procedures being completed not more than two Business Days prior to the date of the letter, with respect to certain financial and accounting information relating to the Kimco.

11.

Closing

(a)

The purchase and sale of the Notes shall be completed at the Closing Time at the offices of Davies Ward Phillips & Vineberg LLP in Toronto, Ontario, or at such other place as the Trust and the Underwriters may agree upon.

(b)

At the Closing Time on the Closing Date:

(i)

the Trust shall duly and validly deliver to RBC DS, on behalf of the Underwriters, the Global Certificate representing the Notes registered in the name of CDS or its nominee or in such other name or names as shall be designated by RBC DS on behalf of the Underwriters not less than one Business Day prior to the Closing Time;

(ii)

the Trust shall deliver or cause to be delivered to the Underwriters the requisite certificates, opinions and other documents as contemplated hereby;

(iii)

the Underwriters will cause to be sent to the Trust, or as directed by the Trust, by wire transfer or bank transfer, an amount representing the aggregate Purchase Price for the Notes being issued and sold by the Trust at the Closing Time under this Agreement net of (i) the fees payable by the Trust to the Underwriters as provided for herein and (ii) any reimbursable expenses payable by the Trust to the Underwriters in accordance with this agreement.

(c)

It is understood and agreed that no charge will be made by the Trustee (other than to the Trust) in respect of any permitted transfer, exchange or registration of any of the Notes at any time after the Closing Time.

12.

Termination

(a)

The obligations of the Underwriters hereunder may be terminated by written notice to that effect given to the Trust at or prior to the Closing Time, if:

(i)

there shall occur a material change (actual, contemplated or threatened) in the assets, liabilities, business or operations of Kimco and its subsidiaries, taken as a whole, or any change in any material fact which in the reasonable opinion of the Underwriters, would reasonably be expected to have a Material Adverse Effect on the value of the Notes;

(ii)

there should develop, occur or come into effect or existence, any event, action, state, condition or occurrence of national or international consequence, acts of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or any law, action, regulation or other occurrence of any nature whatsoever which, in the reasonable opinion of the Underwriters, materially adversely affects or involves, or is expected to materially adversely affect or involve, financial markets generally or the business, affairs or operations of Kimco, or the marketability of the Notes; or

(iii)

any inquiry, action, suit, investigation or other proceeding is commenced or any order is issued under or pursuant to any law in Canada (except any such proceeding or order based solely upon the activities of the Underwriters), or there is any change of law or the interpretation or administration thereof, which operates to prevent or materially restrict the distribution of the Notes in any of the Qualifying Jurisdictions.

(b)

The Trust agrees that all terms and conditions in Section 10 shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its best efforts to cause such conditions to be complied with, and that any breach or failure by it to comply with any such conditions in any material respect shall entitle any of the Underwriters to terminate its obligations to purchase the Notes by notice to that effect given to the Trust at or prior to the Closing Time, unless otherwise expressly provided in this Agreement. The Underwriters may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Underwriters only if such waiver or extension is in writing and signed by all of the Underwriters.

(c)

The rights of termination contained in Subsections 12(a)(i), (ii) and (iii) and 12(b) may be exercised by any of the Underwriters and are in addition to any other rights or remedies any of the Underwriters may have in respect of any default, act or failure to act or non-compliance by the Trust or Kimco in respect of any of the matters contemplated by this Agreement or otherwise. A notice of termination given by an Underwriter under any of Subsections 12(a)(i), (ii) and (iii) and 12(b) shall not be binding upon any other Underwriter.

(d)

If the obligations of the Underwriters are terminated pursuant to this Section 12, there shall be no further liability on the part of the Underwriters to the Trust or of the Trust to the Underwriters except in respect of any liability which may have arisen or may thereafter arise under Sections 13, 14 and 15.

13.

Indemnity and Contribution by Kimco and Trust

(a)

In consideration for the Underwriters accepting the engagement (the “Engagement”) pursuant to this Agreement, each of the Trust and Kimco (the “Kimco Indemnifiers”) agrees to jointly and severally indemnify and hold the Underwriters, their officers, directors, agents, employees and affiliates and each person who controls each of the Underwriters (the Underwriters and each such person being referred to as an “Underwriter Indemnified Party”) harmless from and against any and all direct losses, claims, costs, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred (collectively, “Liabilities”) in advising with respect to and/or defending any claim that may be made against any Underwriter Indemnified Party, to which any Underwriter Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise:

(i)

by reason of the Term Sheet or Investor Presentation containing a Misrepresentation relating to the Trust or Kimco (except a Misrepresentation relating solely to the Underwriter Indemnified Parties);

(ii)

by reason of any material breach by the Trust or Kimco of this Agreement; or

(iii)

by reason of or arising out of any breach or violation or alleged breach or violation by the Trust or Kimco or any of their respective employees, officers, directors, shareholders or agents of any applicable law or regulation that has or could reasonably be expected to have a Material Adverse Effect on this transaction.

(b)

The indemnity in Section 13(a) shall not apply to any Underwriter Indemnified Party to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Liabilities, as to which indemnification is claimed, were caused by the negligence or results from wilful misconduct or bad faith, dishonesty or fraud of the Underwriter Indemnified Party.

(c)

If for any reason (other than as a result of Section 13(b) being applicable), the foregoing indemnification is unavailable to an Underwriter Indemnified Party or insufficient to hold such party harmless, then the Kimco Indemnifiers shall contribute to the amount paid or payable by the Underwriter Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Kimco Indemnifiers on the one hand and the Underwriter Indemnified Party on the other hand but also the relative fault of the Kimco Indemnifiers and the Underwriter Indemnified Party, as well as any relevant equitable considerations; provided that the Kimco Indemnifiers shall in any event contribute to the amount paid or payable by the Underwriter Indemnified Party as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the Underwriters’ Fee received by the Underwriters hereunder.

(d)

The Kimco Indemnifiers agree that in case any legal proceeding shall be brought against the Kimco Indemnifiers and/or an Underwriter Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, if any Underwriter Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Kimco Indemnifiers by the Underwriters, the Underwriters shall have the right to employ a separate counsel in connection therewith if the Underwriters, acting reasonably, determines that a conflict of interest exists or that it is likely that such conflict of interest will develop, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Underwriters for time spent by its personnel in connection therewith) and out of pocket expenses incurred by an Underwriter Indemnified Party in connection therewith shall be paid by the Kimco Indemnifiers as they occur.

(e)

Promptly after receipt of notice of the commencement of any legal proceeding against any Underwriter Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Kimco Indemnifiers, the Underwriters will notify the Kimco Indemnifiers in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Kimco Indemnifiers, will keep the Kimco Indemnifiers advised of the progress thereof and will discuss with the Kimco Indemnifiers all significant actions proposed. The Underwriters covenant and agree that they shall use their best efforts to cooperate fully with the Kimco Indemnifiers in the investigation and defence of any claim or potential claim and to use their best efforts to cause any other Underwriter Indemnified Party to also cooperate.

(f)

The indemnity and contribution obligations of the Kimco Indemnifiers are in addition to any liability which the Kimco Indemnifiers may otherwise have, extend upon the same terms and conditions to the other Underwriter Indemnified Parties and are, to the extent applicable, binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Kimco Indemnifiers, the Underwriters and any of the other Underwriter Indemnified Parties. The parties agree that the Underwriters hold all rights of the other Underwriter Indemnified Parties in trust for such Underwriter Indemnified Parties. The foregoing provisions will survive the completion of professional services rendered under the Engagement or any termination of the authorization given by this Agreement.

14.

Indemnity and Contribution by Underwriters

(a)

Each of the Underwriters (the “Underwriter Indemnifiers”) agrees to severally (and not jointly and severally), in proportion to its relative commitment under the Engagement, indemnify and hold Kimco and the Trust, their officers, directors, agents, employees and affiliates and each person who controls each of the Underwriters (the Underwriters and each such person being referred to as a “Kimco Indemnified Party”) harmless from and against any and all Liabilities in advising with respect to and/or defending any claim that may be made against any Kimco Indemnified Party, to which any Kimco Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise:

(i)

by reason of the Term Sheet or Investor Presentation containing a Misrepresentation relating to the Undewriters;

(ii)

by reason of any material breach by the Underwriters of this Agreement; or

(iii)

by reason of or arising out of any breach or violation or alleged breach or violation by the Underwriters or any of their respective employees, affiliates, officers, directors, shareholders or agents of any applicable law or regulation that has or could reasonably be expected to have a Material Adverse Effect on this transaction,

(b)

The indemnity in Section 14(a) shall not apply to any Kimco Indemnified Party to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Liabilities, as to which indemnification is claimed, were caused by the negligence or results from wilful misconduct or bad faith, dishonesty or fraud of the Kimco Indemnified Party.

(c)

If for any reason (other than as a result of Section 14(b) being applicable), the foregoing indemnification is unavailable to any Kimco Indemnified Party or insufficient to hold such party harmless, then the Underwriter Indemnifiers shall contribute to the amount paid or payable by any Kimco Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Underwriter Indemnifiers on the one hand and any Kimco Indemnified Party on the other hand but also the relative fault of the Underwriter Indemnifiers and any Kimco Indemnified Party, as well as any relevant equitable considerations; provided that the Underwriter Indemnifiers shall in any event contribute to the amount paid or payable by any Kimco Indemnified Party as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the Underwriters’ Fee received by the Underwriters hereunder.

(d)

The Underwriter Indemnifiers agree that in case any legal proceeding shall be brought against the Underwriter Indemnifiers and/or any Kimco Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, if any Kimco Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Underwriter Indemnifiers by the Underwriters, the Underwriters shall have the right to employ a separate counsel in connection therewith if the Underwriters, acting reasonably, determines that a conflict of interest exists or that it is likely that such conflict of interest will develop, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Underwriters for time spent by its personnel in connection therewith) and out of pocket expenses incurred by any Kimco Indemnified Party in connection therewith shall be paid by the Underwriter Indemnifiers as they occur.

(e)

Promptly after receipt of notice of the commencement of any legal proceeding against any Kimco Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Underwriter Indemnifiers, the Underwriters will notify the Underwriter Indemnifiers in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Underwriter Indemnifiers, will keep the Underwriter Indemnifiers advised of the progress thereof and will discuss with the Underwriter Indemnifiers all significant actions proposed. The Underwriters covenant and agree that they shall use their best efforts to cooperate fully with the Underwriter Indemnifiers in the investigation and defence of any claim or potential claim and to use their best efforts to cause any other Kimco Indemnified Party to also cooperate.

(f)

The indemnity and contribution obligations of the Underwriter Indemnifiers are in addition to any liability which the Underwriter Indemnifiers may otherwise have, extend upon the same terms and conditions to the other Kimco Indemnified Parties and are, to the extent applicable, binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Kimco, the Trust and any of the other Kimco Indemnified Parties. The parties agree that Kimco holds all rights of the other Kimco Indemnified Parties in trust for such Kimco Indemnified Parties. The foregoing provisions will survive the completion of professional services rendered under the Engagement or any termination of the authorization given by this Agreement.

15.

Expenses

Whether or not the transactions herein contemplated shall be completed, the Trust shall pay all expenses of or incidental to the authorization, issue, delivery and sale of the Notes and of or incidental to all other matters in connection with the Offering including, without limitation, (i) the fees and expenses payable in connection with the qualification of the Distribution of the Notes, (ii) the fees, taxes and disbursements of the Trust’s counsel and local counsel, auditors, roadshow consultants, printers and other consultants and service providers retained by the Trust in connection with the Offering, and (iii) all costs incurred in connection with the preparation, printing and delivery of documents relating to the Offering or of the definitive certificates representing the Notes.  The reasonable Underwriters’ own out-of-pocket expenses incurred in connection with the Offering and the reasonable fees and disbursements of the Underwriters’ counsel shall be borne as to 50% by the Trust and Kimco and 50% by the Underwriters except that the Underwriters will be reimbursed by the Trust and Kimco for all such fees, disbursements and expenses, to the extent that they are reasonable, if the sale of the Notes is not completed due to any failure of the Trust or Kimco to comply with the terms of this Agreement.

16.

Underwriters' Obligation

The obligation of the Underwriters to purchase the Notes at the Closing Time shall be several and not joint and shall be limited to the percentage of the Notes set out opposite the names of the Underwriters, respectively, below:

Percentage
RBC Dominion Securities Inc.	43.75%
Scotia Capital Inc.	43.75%
CIBC World Markets Inc.	12.50%

Nothing in this section shall oblige the Trust to sell to any or all of the Underwriters, or the Underwriters to purchase, less than all of the aggregate principal amount of the Notes or relieve from liability to the Trust or the non-defaulting Underwriters any Underwriter which shall be in default hereunder.  In the event that any Underwriter shall fail to purchase its applicable percentage of the aggregate principal amount of the Notes at the Closing Time, the other Underwriters shall have the right, but shall not be obligated, to purchase on a pro rata basis (or such other basis as they may agree) all of the principal amount of the Notes which would otherwise have been purchased by the Underwriter which is in default. In the event that such right is exercised, the non-defaulting Underwriters shall have the right to postpone the Closing Date for not more than three Business Days in order that any changes in the arrangements or documents for the purchase and delivery of the Notes may be made. In the event that such right is not exercised, each other Underwriter that is not in default shall be relieved of all obligations to the Trust and shall be entitled, by notice to the Trust, to terminate its obligations under this Agreement.

17.

Survival

All representations, warranties, covenants and agreements of the Trust and of the Underwriters herein contained or contained in documents delivered pursuant to this Agreement shall survive the purchase and sale of the Notes and shall continue in full force and effect for the benefit of the Underwriters, the Purchasers and the Trust, as the case may be, regardless of any subsequent disposition of such securities or any investigation or due diligence conducted by or on behalf of the Underwriters in connection with the Offering or with respect to the Distribution of the Notes.

18.

Notices

Any notice or other communication to be given hereunder shall be addressed as follows:

(a)

if to the Trust:

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Attention:

Glenn G. Cohen, Vice President – Treasurer

Facsimile:

516-869-2372

With a copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue

26th Floor

Montréal, Québec H3A 3N9

Attention:

Hillel W. Rosen and Neil Kravitz

Facsimile:

514-841-6499

(b)

if to the Underwriters:

RBC Dominion Securities Inc.

Royal Bank Plaza, North Tower

4th Floor

Toronto, Ontario

Canada M5J 2W7

Attention:

David M. Dulberg

Facsimile:

416-842-8910

With a copy to:

McCarthy Tétrault LLP

Suite 5300, Toronto Dominion Bank Tower

Toronto, ON   M5K 1E6

Attention:

Andrew Parker

Facsimile:

416-868-0673

Any such notice or other communication shall be in writing, and unless delivered personally to a responsible officer of the addressee, shall be sent by courier or telecopy, and shall be deemed to have been received, if given by telecopy, on the day of sending (or the next Business Day following the sending if the sending is after 4:00 p.m. (local time at the place of receipt of such notice or communication) or if the day of sending is not a Business Day) and, if sent by courier, on the next Business Day following the sending thereof.

19.

Funds

All funds referred to in this Agreement shall be in Canadian dollars.

20.

Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

21.

Time of Essence

Time shall be of the essence hereof.

22.

Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

23.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

24.

Press Releases

Each of the Trust and Kimco shall provide RBC DS (on behalf of the Underwriters) with a copy of all press releases to be issued by either concerning the offering contemplated hereby prior to the issuance thereof, and shall give RBC DS an opportunity to provide reasonable comments on any such press release.

25.

Authority of RBC DS

RBC DS is hereby authorized by each of the other Underwriters to act on their behalf and the Trust and Kimco shall be entitled to and shall act on any notice given in accordance with Section 18 or agreement entered into by or on behalf of the Underwriters by RBC DS, which represents and warrants that it has irrevocable authority to bind the Underwriters, except in respect of any actions under Section 13 which actions shall be undertaken by the Underwriter Indemnified Party or other parties, a notice of termination pursuant to Section 12 which notice may be given by any of the Underwriters, or any waiver pursuant to Section 12(b), which waiver must be signed by all of the Underwriters.  RBC DS shall consult with the other Underwriters concerning any matter in respect of which it acts as representative of the Underwriters.

26.

Language

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

27.

Counterparts and Facsimile Signatures

This Agreement may be executed by any one or more of the parties herein in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  Each of the parties to this Agreement will be entitled to rely on delivery of a facsimile copy of this Agreement or a scanned copy delivered by email and acceptance by each party of any such facsimile or scanned copy will be legally effective to create a valid and binding agreement between the parties to this Agreement in accordance with the terms of this Agreement.

[signature page follows]

If you accept the foregoing offer and agree with the above terms and conditions, please so indicate by signing and returning this letter to us.

Yours very truly,

RBC DOMINION SECURITIES INC.

By:	/s/ David M. Dulberg
Name: David M. Dulberg Title: Managing Director

SCOTIA CAPITAL INC.

By:	/s/ James Gallant
Name: James Gallant Title: Director

CIBC WORLD MARKETS INC.

By:	/s/ Allan Kimberley
Name: Allan Kimberley Title: Vice-Chairman and Managing Director

The foregoing offer is hereby accepted effective as of the date and on the terms and conditions set forth above.

KIMCO NORTH TRUST III

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen Title: Trustee

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen Title: Vice President-Treasurer

SCHEDULE A

Term Sheet